Exhibit 23.1



Independent Auditors' Consent



We consent to the incorporation by reference in this Registration Statement of Gottschalks Inc. on Form S-8 of our report dated February 28, 1995 (March 31, 1995 as to Note 4), appearing in the Annual Report on Form 10-K of Gottschalks Inc. for the year ended January 28, 1995 and our report dated September 25, 1995 appearing in the Annual Report on Form 11-K of Gottschalks Inc. Retirement Savings Plan and Trust for the year ended January 31, 1995.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Fresno, California
January 4, 1996